SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549


                                       ____________


                                         FORM 8-K



                                      CURRENT REPORT
                          PURSUANT TO SECTION 13 OR 15(d) OF THE
                             SECURITIES EXCHANGE ACT OF 1934
             Date of Report (Date of earliest event reported)  October 30, 1997



                                  One Valley Bancorp, Inc.
                  (Exact name of registrant as specified in its charter)





         West Virginia             0-10042            55-0609408
 (State or other jurisdiction    (Commission       (I.R.S. Employer
       of incorporation)         File Number)     Identification No.)




                     One Valley Square, Charleston, West Virginia   25326
                          (Address of principal executive offices)
                                          (Zip Code)




                                        (304) 348-7000
                     (Registrant's telephone number, including area code)



                                        Not applicable
           (Former name, address, and fiscal year, if changed since last report)



One Valley Bancorp, Inc.

Item 5.   Other Events

On October 30, 1997, One Valley Bancorp, Inc. of Charleston, West Virginia, announced an agreement to purchase 16 Central Fidelity and Jefferson National branches in Virginia. The agreement includes 6 Central Fidelity branches and 10 Jefferson National branches. Central Fidelity National Bank, Jefferson National Bank and Wachovia Corporation entered into the agreement in anticipation that their mergers will be completed as expected.

The agreement includes 7 offices in Charlottesville, 2 in Emporia and 1 each in Buchanan, Culpeper, Cumberland, Dumfries, Lovingston, Purcellville and Scottsville. The sale includes the divestiture of branches as required by Federal regulators to avoid market concentrations in loans and deposits that would result from Central Fidelity's and Jefferson National's pending mergers with Wachovia.

The transaction is expected to be completed in February 1998, subject to approval by the appropriate regulatory authorities, and will include the facilities and associated loan and deposit accounts. The acquisition of the branches will add $321 million in assets to One Valley's total. Total deposits of the new branches are approximately $319 million and total loans are $142 million.

Under the terms of the purchase agreement, One Valley will assume the deposits of the branches and will acquire the loans of the branch offices and certain additional commercial loans. The total consideration to be paid is anticipated to be approximately $42.0 million and will be finally determined at closing based upon the total deposits assumed plus the seller's net book value of the branch offices and equipment.

One Valley will offer positions to all Central Fidelity and Jefferson National employees in the affected branches following completion of the sale.

J. Holmes Morrison, President & CEO of One Valley said, "The purchase of these branches represents a unique opportunity for One Valley to continue to expand its presence and commitment to the Virginia market. This purchase will increase our Virginia presence from 10 branches to 26 branches with total assets of $692 million. We look forward to building strong new community partnerships and providing our new customers with sound financial solutions, personal service and banking convenience."

In May 1996, One Valley first entered Virginia with the acquisition of CSB Financial. The purchase included 9 branches in the greater Lynchburg area and 1 in Danville. "The integration of CSB into One Valley went extremely well," said Morrison. "That acquisition added great value to our franchise and I anticipate that the new branches we are purchasing from Central Fidelity and Jefferson National will do the same."

One Valley Bancorp is a bank holding company with $4.5 billion in assets. One Valley operates as a super community bank with 12 affiliate banks and 89 locations serving West Virginia and Virginia. One Valley was recently ranked the 8th best performing bank in the country according to the May 1997 U.S. Banker magazine's ranking of the largest 100 banks.


SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        One Valley Bancorp, Inc.


DATE     November 14, 1997

                                        BY /s/ Laurance G. Jones
                                                  Laurance G. Jones
                                                  Executive Vice President &
                                                    Chief Financial Officer